UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2019

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34529	27-1023344
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

10 Water Street
Enfield, Connecticut	06082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 272-4235

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of January 10, 2019 STR Holdings, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with JB Cocoa Sdn Bhd (“JB Cocoa”) to sell the Company’s Malaysia building and related property rights (the “Malaysia Facility”) for 22.5 million Malaysian Ringgit (estimated net proceeds of approximately $5.3 million, after realtor fees, based on exchange rates as of December 31, 2018). The Company had previously shut down operations at the Malaysia Facility, and as disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, the Company had previously received a letter of intent on November 1, 2018 from JB Cocoa to purchase the Malaysia Facility for the 22.5 million Malaysian Ringgit. The Agreement provides that the closing of the sale of the Malaysia Facility is subject to various customary and regulatory approvals and conditions, including the approval of the Johor Port Authority. The Agreement further provides that if the conditions to the closing are not met within six months of the date of the Agreement, either party (to the extent not then in default of its obligations to seek to obtain such approvals) may terminate the Agreement.

The Company cannot assure that it or JB Cocoa will be able to obtain the required approvals and otherwise meet all the conditions to closing on a timely basis, if at all. Moreover, the Company’s expected net proceeds from the sale of the Malaysia Facility as set forth above is based upon currency exchange rates as of December 31, 2018, and may be adversely affected in certain circumstances, including without limitation, if the value of the Malaysian Ringgit decreases in relation to the U.S. dollar, or if the Company incurs unanticipated expenses in connection with the sale.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement included as Exhibit 10.1 to this Report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2019, Mr. Jun (Tony) Tang was appointed to the Board of Directors (the “Board”) of the Company.

Mr. Tang, 42, has served as an executive officer of Zhenfa Holdings since 2013, where his principal responsibilities include managing the finance department. Mr. Tang served as the Chief Financial Officer of SKY Solar Investment Co. Ltd. from 2012 to 2013, as finance manager of Suntech Holding Co. Ltd. from 2008 to 2012, and as finance planning supervisor of Sensata Technologies Changzhou Co. Ltd. from 2006 to 2007.

It is anticipated that Mr. Tang’s association with Zhenfa, and his extensive international business and financial management experience will bring valuable perspectives to the Board.

Mr. Tang does not have a family relationship with any other director or executive officer. There are no arrangements or understandings pursuant to which Mr. Tang was selected as a director. There have been no transactions nor are there any proposed transactions between the Company and Mr. Tang, including transactions in which Mr. Tang has or would have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Purchase and Sale Agreement (Malaysia Facility).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STR Holdings, Inc.

Date: February 27, 2019	By:	/s/ ROBERT S. YORGENSEN
Robert S. Yorgensen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement (Malaysia Facility)